Exhibit 99.1

Proto Labs Reports Record Revenue for the Fourth Quarter and Full Year 2014

Quarterly Revenue Increases 27.3% Year over Year to $56.1 Million

Full Year 2014 Revenue Increases 28.5% from 2013 to $209.6 Million

MAPLE PLAIN, Minn. - February 5, 2015 - Proto Labs, Inc. (NYSE: PRLB), a leading online and technology-enabled, quick-turn, on-demand manufacturer, today announced financial results for the fourth quarter and full year ended December 31, 2014.

Fourth Quarter 2014 Highlights include:

●	Revenue for the fourth quarter of 2014 increased to a record $56.1 million, 27.3 percent above revenue of $44.0 million in the fourth quarter of 2013.
●

Revenue for the fourth quarter of 2014 from additive services (3D printing) through the FineLine acquisition completed last April increased to $3.9 million, a 48 percent increase compared to FineLine’s fourth quarter of 2013.

●	The record quarterly revenue was driven by a 40 percent increase in the number of unique product developers and engineers served, including those served by the Fineline business.
●

Net income for the fourth quarter of 2014 increased to $10.2 million, or $0.39 per diluted share. Non-GAAP net income, excluding the after tax expense of stock compensation and amortization of intangibles, was $11.2 million, or $0.43 per diluted share. See “Non-GAAP Financial Measure” below.

“The fourth quarter was a solid ending to a strong year, reflecting record quarterly revenues in all three geographies on a local currency basis,” said Vicki Holt, President and Chief Executive Officer of Proto Labs. “Our business in North America, excluding the contribution from Fineline, grew 23 percent year over year. Revenue in Europe in the fourth quarter increased 10 percent from the fourth quarter of last year and revenue in Japan grew 25 percent in the fourth quarter year over year in local currency.”

“2014 was an excellent year for the company. We made good operational progress and achieved strong financial performance,” continued Ms. Holt. “Revenue grew 28.5 percent; our gross margin was 61.3 percent; and we maintained a 29 percent GAAP operating margin. During the year, we successfully executed on our first acquisition. We launched two new processes and ten new materials and capabilities. Including Fineline, we served 21,550 unique product developers and engineers, an increase of 34 percent over 2013. Excluding the Fineline business, we increased the product developers and engineers served by 20%. We invested in capacity infrastructure for all three of our product lines and we expanded our sales and marketing teams. These initiatives will be critical in the years ahead as we continue to pursue our strategies for growth.”

Additional Fourth Quarter 2014 Highlights include:

●

Gross margin was 59.9 percent of revenue during the fourth quarter of 2014 compared with 62.7 percent during the same quarter of 2013. The decline reflects an 80 basis point impact of Fineline, which carries a lower gross margin than the legacy products, investments in manufacturing capacity of 80 basis points to support recently launched services and expected growth and a 110 basis point impact of foreign exchange rates.

●

Spending on research and development, including the Protoworks initiatives and integration activities related to Fineline, totaled $4.7 million, or 8.3 percent of revenue. This compares to $3.5 million, or 7.8 percent of revenue, during the fourth quarter of 2013.

●	Sales and marketing expense increased 32 percent to $8.1 million, or 14.5 percent of revenue, reflecting the planned expansion of sales and marketing staff to drive revenue growth.
●	GAAP operating margin was 26.2 percent of revenue during the fourth quarter of 2014 compared to 31.5 percent during the fourth quarter of 2013.

Full Year 2014 Highlights include:

●	Revenue increased 28.5 percent to $209.6 million compared with $163.1 million in 2013.
●

Net income for 2014 increased to $41.6 million, or $1.60 per diluted share. Non-GAAP net income, excluding the after tax expense of stock compensation and amortization of intangibles, was $45.2 million, or $1.73 per diluted share. See “Non-GAAP Financial Measure” below.

●	Cash generated from operations during the year totaled $57.2 million. Cash, cash equivalents and investments were $128.4 million at December 31, 2014.

“During 2015, we will continue to focus on pursuing the growth opportunities we see for the company from our three growth vectors: adding new product developers and engineers, expanding the envelope of our product offerings and commercializing new processes. The integration of Fineline is nearly complete and we are realizing the benefits of cross-selling and the expanded manufacturing capacity we put in place there and expect the benefits to be increasingly evident throughout the year. Our LSR and metal injection molding, introduced last year, are gaining traction in the market. Our soft launch of turned machined parts progressed well in the fourth quarter and we are on track for our full launch later this quarter. We are focused on improving our customers’ experience and driving awareness and sales of Proto Labs’ unique capabilities to product developers and engineers around the world through a larger, well-trained sales force and more targeted marketing campaigns. I remain very confident about the potential for the company and the ability of our team to deliver on the growth and profitability targets in support of our long-term model,” Ms. Holt concluded.

Non-GAAP Financial Measure

The company has included non-GAAP net income, adjusted for stock-based compensation expense and amortization expense, in this press release to provide investors with additional information regarding the company’s financial results. The company has provided below a reconciliation of non-GAAP net income, adjusted for stock-based compensation expense and amortization expense, to net income, the most directly comparable measure calculated and presented in accordance with GAAP. Non-GAAP net income, adjusted for stock-based compensation expense and amortization expense, is used by the company’s management and board of directors to understand and evaluate operating performance and trends and provides a useful measure for period-to-period comparisons of the company’s business. Accordingly, the company believes that non-GAAP net income, adjusted for stock-based compensation expense and amortization expense, provides useful information to investors and others in understanding and evaluating operating results in the same manner as our management and board of directors.

Conference Call

The company has scheduled a conference call to discuss its fourth quarter financial results today, February 5, 2015 at 8:30 a.m. ET. To access the call in the U.S. please dial 877-709-8150. Outside the U.S. please dial 201-689-8354. No participant code is required. A simultaneous webcast of the call will also be available on the investor relations section of the company’s website at www.protolabs.com/investors. An audio replay will be available for 14 days following the call on the investor relations section of Proto Labs’ website.

About Proto Labs, Inc.

Proto Labs is a leading online and technology-enabled, quick-turn, on-demand manufacturer of custom parts for prototyping and short-run production. Proto Labs provides “Real Parts, Really Fast” to product developers and engineers worldwide. Proto Labs utilizes computer numerical control (CNC) machining, injection molding, and additive manufacturing (3D printing), to manufacture custom parts for our customers. For more information, visit protolabs.com.

Forward-Looking Statements

Statements contained in this press release regarding matters that are not historical or current facts are “forward-looking statements” within the meaning of The Private Securities Litigation Reform Act of 1995. These statements involve known and unknown risks, uncertainties and other factors which may cause the results of Proto Labs to be materially different than those expressed or implied in such statements. Certain of these risk factors and others are described in the “Risk Factors” section within reports filed with the SEC. Other unknown or unpredictable factors also could have material adverse effects on Proto Labs’ future results. The forward-looking statements included in this press release are made only as of the date hereof. Proto Labs cannot guarantee future results, levels of activity, performance or achievements. Accordingly, you should not place undue reliance on these forward-looking statements. Finally, Proto Labs expressly disclaims any intent or obligation to update any forward-looking statements to reflect subsequent events or circumstances.

Contacts:

Investor Relations:

John Way, 763-479-7726

john.way@protolabs.com

Jenifer Kirtland, 408-656-9496

jkirtland@evcgroup.com

Media Relations:

Bill Dietrick, 763-479-7664

bill.dietrick@protolabs.com

Proto Labs, Inc.
Condensed Consolidated Balance Sheets
(In thousands)

	December 31,	December 31,
	2014	2013
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$43,329	$43,039
Short-term marketable securities	30,706	36,339
Accounts receivable, net	24,226	18,320
Inventory	6,194	5,166
Other current assets	3,889	6,931
Total current assets	108,344	109,795

Property and equipment, net	91,626	56,101
Long-term marketable securities	54,318	64,023
Goodwill	28,916	-
Other intangible assets, net	4,083	-
Other long-term assets	227	256
Total assets	$287,514	$230,175

Liabilities and shareholders' equity
Current liabilities
Accounts payable	$7,882	$6,455
Accrued compensation	6,067	6,196
Accrued liabilities and other	2,718	808
Income taxes payable	1,953	-
Current portion of long-term debt obligations	139	204
Total current liabilities	18,759	13,663

Long-term deferred tax liabilities	1,846	3,682
Long-term debt obligations	10	159
Other long-term liabilities	1,360	1,028

Shareholders' equity	265,539	211,643
Total liabilities and shareholders' equity	$287,514	$230,175

Proto Labs, Inc.
Condensed Consolidated Statements of Operations
(In thousands, except share and per share amounts)
(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2014	2013	2014	2013
Revenue
Protomold	$35,678	$30,731	$140,282	$115,069
Firstcut	16,507	13,311	59,914	48,043
Fineline	3,884	-	9,387	-
Total revenue	56,069	44,042	209,583	163,112

Cost of revenue	22,457	16,427	81,182	61,410
Gross profit	33,612	27,615	128,401	101,702

Operating expenses
Marketing and sales	8,115	6,164	29,144	22,386
Research and development	4,682	3,458	16,607	11,863
General and administrative	6,152	4,119	22,122	16,154
Total operating expenses	18,949	13,741	67,873	50,403
Income from operations	14,663	13,874	60,528	51,299
Other income, net	22	129	3	279
Income before income taxes	14,685	14,003	60,531	51,578
Provision for income taxes	4,492	4,496	18,896	16,301
Net income	$10,193	$9,507	$41,635	$35,277

Net income per share:
Basic	$0.39	$0.37	$1.62	$1.40
Diluted	$0.39	$0.36	$1.60	$1.36

Shares used to compute net income per share:
Basic	25,815,973	25,506,107	25,692,699	25,198,556
Diluted	26,152,891	26,115,866	26,100,320	25,859,741

Proto Labs, Inc.
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Year Ended
	December 31,
	2014	2013

Operating activities
Net income	$41,635	$35,277
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	11,138	7,569
Stock-based compensation expense	4,809	3,461
Deferred taxes	(1,875)	467
Excess tax benefit from stock-based compensation	(4,470)	(9,873)
Amortization of held-to-maturity securities	1,517	1,468
Loss on disposal of property and equipment	-	110
Changes in operating assets and liabilities	4,456	9,962
Net cash provided by operating activities	57,210	48,441

Investing activities
Purchases of property and equipment	(43,507)	(18,753)
Acquisitions, net of cash acquired	(33,864)	-
Purchases of marketable securities	(60,186)	(106,298)
Proceeds from sales and maturities of marketable securities	74,058	66,570
Net cash used in investing activities	(63,499)	(58,481)

Financing activities
Payments on debt	(1,055)	(258)
Acquisition-related contingent consideration	(1,200)	-
Proceeds from exercises of stock options and other	4,821	6,496
Excess tax benefit from stock-based compensation	4,470	9,873
Net cash provided by financing activities	7,036	16,111
Effect of exchange rate changes on cash and cash equivalents	(457)	209
Net increase in cash and cash equivalents	290	6,280
Cash and cash equivalents, beginning of period	43,039	36,759
Cash and cash equivalents, end of period	$43,329	$43,039

Proto Labs, Inc.
Reconciliation of GAAP to Non-GAAP Financial Measure
(In thousands, except share and per share amounts)
(Unaudited)

	Three Months Ended	Year Ended
	December 31, 2014	December 31, 2014
Non-GAAP net income, adjusted for stock-based compensation and amortization expenses:
GAAP net income	$10,193	$41,635
Add back: Stock-based compensation expense
Cost of revenue	104	386
Marketing and sales	242	927
Research and development	278	1,048
General and administrative	624	2,448
Total stock-based compensation expense	1,248	4,809
Income tax benefits on stock-based compensation expense	(396)	(1,524)
Non-GAAP net income adjusted for stock-based compensation expense	11,045	44,920
Add back: Amortization expense
General and administrative	186	496
Income tax benefits on amortization expense	(65)	(174)
Non-GAAP net income adjusted for stock-based compensation and amortization expenses	$11,166	$45,242

Non-GAAP net income per share:
Basic	$0.43	$1.76
Diluted	$0.43	$1.73

Shares used to compute non-GAAP net income per share:
Basic	25,815,973	25,692,699
Diluted	26,152,891	26,100,320

Proto Labs, Inc.
Revenue by Geography - Based on Shipping Location
(In thousands)
(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2014	2013	2014	2013
Revenues
Domestic
United States	$42,223	$31,054	$156,033	$119,870
International
Europe	9,967	9,653	37,490	31,513
Japan	1,766	1,604	6,976	5,857
United States	2,113	1,731	9,084	5,872
Total international	13,846	12,988	53,550	43,242
Total revenue	$56,069	$44,042	$209,583	$163,112

Proto Labs, Inc.
Customer Information
(In thousands, except customer amounts)
(Unaudited)

	Year Ended December 31,
	2014		2013
	Number of Customers	Revenue ($)	Number of Customers	Revenue ($)

New customers - Protomold and Firstcut	3,425	$25,596	3,027	$22,532
Existing customers - Protomold and Firstcut	6,719	174,600	5,734	140,580
Total	10,144	$200,196	8,761	$163,112

Note: the data above does not include customers who purchased Fineline products during the periods presented.

Proto Labs, Inc.
Product Developer Information
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2014	2013	2014	2013

Unique product developers served - Protomold and Firstcut	8,773	7,290	19,294	16,128
Unique product developers served - Fineline	1,939	-	3,329	-
Product developer overlap*	(481)	-	(1,071)	-
Total unique product developers served	10,231	7,290	21,552	16,128

* Product developer overlap represents product developers and engineers who purchased both our legacy Protomold/Firstcut products and newly acquired Fineline products during the periods presented.